Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS FOURTH QUARTER

AND FULL YEAR 2019 RESULTS

- Quarterly Rental Income Grows 5.9% Above Prior Year -

GREAT NECK, New York, March 13, 2020 — One Liberty Properties, Inc. (NYSE: OLP), a real estate investment trust focused on net leased properties, today announced operating results for the quarter and year ended December 31, 2019.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty stated, “Over the past year, we focused on executing our disciplined portfolio management strategy. We addressed and mitigated challenges related to a few specific properties, while maintaining an acquisition pipeline with a focus on industrial properties.  We made significant progress strengthening our portfolio with the sale of the Round Rock, Texas property, while increasing rental income from our industrial property additions. In 2019, we acquired eight industrial properties for $49.3 million, growing industrial assets to comprise more than 55% of our real estate portfolio. We are excited to continue building on our success in 2020, as we consistently focus on the creation of long-term value for our stockholders.”

Fourth Quarter Operating Results:

Revenues and Operating Expenses

Rental income for the three months ended December 31, 2019 increased 5.9% to $21.5 million, from $20.3 million in the corresponding quarter in the prior year, primarily reflecting the net impact of acquisitions and dispositions in 2019 and 2018.

Income from the early termination of leases in the current quarter was $950,000. There was no corresponding income in the quarter ended December 31, 2018.

Total operating expenses in the fourth quarter of 2019 were $12.4 million compared to $14.7 million for the three months ended December 31, 2018. The 2018 quarter reflects, with respect to the Round Rock, Texas property, the write-off of intangible lease assets and a full year of real estate taxes.

Gain on sale of real estate

Gain on sale of real estate in the current quarter was $684,000 due primarily to the sale of two properties, including the property in Round Rock, Texas, compared to the $1.7 million loss in the corresponding quarter of the prior year on the sale of a property in Lincoln, Nebraska.

Other income and expenses

Other expenses increased $2.1 million in the current quarter to a net expense of $5.8 million from a net expense of $3.7 million in the corresponding quarter of the prior year. Contributing to the increase is the inclusion, in the 2018 quarter, of income of $550,000 as a result of the write-off of lease intangible liabilities at the Manahawkin, New Jersey property, income of $395,000 from the early termination of an interest rate swap and $298,000 in consulting fees. Also contributing to the increase in other expense is the inclusion, in the current quarter, of expense of $625,000 for the prepayment cost on debt related to the sale of the Round Rock, Texas property and a $325,000 net increase in interest expense due primarily to new mortgages on properties acquired in 2019 and 2018.

Net income, FFO and AFFO

Net income attributable to One Liberty in the fourth quarter of 2019 was $4.8 million, or $0.23 per diluted share compared to net income in the corresponding period of the prior year of $150,000, or $(0.01) per diluted share.

Funds from Operations, or FFO, was $9.9 million, or $.50 per diluted share, for the quarter ended December 31, 2019, compared to $10.1 million, or $0.52 per diluted share, in the corresponding quarter of 2018. Adjusted Funds from Operations, or AFFO, was $10.5 million, or $.53 per diluted share, for the quarter ended December 31, 2019, compared to $10.1 million, or $0.52 per diluted share in the corresponding quarter of the prior year.

Diluted per share net income, FFO and AFFO were impacted in the quarter ended December 31, 2019 by an average increase of approximately 526,000 shares in the weighted average number of shares of common stock outstanding due to stock issuances pursuant to One Liberty’s at-the-market offering, dividend reinvestment and equity incentive programs. A reconciliation of GAAP amounts to non-GAAP amounts is presented with the financial information included in this release.

Full Year 2019 Operating Results:

Revenues and Operating Expenses

Rental income in 2019 grew 6.3% to $83.8 million from $78.8 million in 2018 – a significant portion of the change is due to the net impact of acquisitions and dispositions in 2019 and 2018.

Income from the early termination of leases in 2019 was $950,000 compared to $372,000 in 2018.

Total operating expenses in 2019 grew 1.7% to $48.9 million from $48.1 million in 2018. Contributing to the change was a $1.5 million increase in real estate operating expenses at acquired properties and, to a lesser extent, same store properties, and legal and other expenses associated with the Round Rock, Texas property. The increase was offset by the inclusion, in the prior year, of the write-off of intangible lease assets at the Round Rock property.

Gain on sale of real estate

Gain on sale of real estate in 2019 was $4.3 million from the sale of five properties compared to a net gain of $5.3 million in 2018 from the sale of three properties.

Other income and expenses

Other expenses increased $6.8 million in 2019 to a net expense of $21.6 million from a net expense of $14.8 million in 2018. The increase is due primarily to the inclusion, in 2018, of income of $2.1 million from the sale of two properties owned by unconsolidated joint ventures, an aggregate $1.1 million of rental income and from the write-off of a lease intangible liability at the Manahawkin, New Jersey property, $395,000 from the early termination of an interest rate swap and a $298,000 consulting fee. Also contributing to the increase is the inclusion, in 2019, of increased interest expense of $2.0 million primarily due to new mortgages on properties acquired in 2019 and 2018, and prepayment costs on debt of $827,000 associated with the termination, in connection with the sale of the three properties, of interest rate swaps.

Net income, FFO and AFFO

Net income attributable to One Liberty was $18.0 million, or $0.88 per diluted share, compared to $20.7 million, or $1.05 per diluted share, in 2018.

FFO for 2019 was $36.6 million, or $1.84 per diluted share, compared to 2018 FFO of $38.9 million, or $2.02 per diluted share. AFFO for 2019 was $39.4 million or $1.98 per diluted share compared to $41.1 million, or $2.13 per diluted share in the prior year.

Diluted per share net income, FFO and AFFO were impacted in 2019 by an average increase of approximately 547,000 shares in the weighted average number of shares of common stock outstanding due to stock issuances pursuant to One Liberty’s at-the-market offering, dividend reinvestment and non-cash equity incentive programs.

Acquisitions and Dispositions in 2019:

The Company acquired eight industrial properties for $49.3 million. The Company expects to recognize in 2020 approximately $3.7 million of rental income from these properties, which contributed $2.0 million of rental income in 2019.

The Company sold five properties for gross proceeds of $41.9 million and recognized a net gain of $4.3 million from these sales. The properties sold contributed $2.6 million and $3.1 million of rental income in 2019 and 2018, respectively.

Transactions in 2020:

As previously reported, in February 2020, the Company bought two industrial properties with an aggregate of 336,000 square feet for a total purchase price of  $28.3 million and sold a retail property for $7.1 million and a net gain, before a mortgage prepayment charge, of $4.3 million.

Balance Sheet:

At December 31, 2019, the Company had $11.0 million of cash and cash equivalents, total assets of $774.6 million, total debt of $446.7 million, and total stockholders’ equity of $290.8 million. In 2019 the Company generated proceeds of $50.3 million from mortgage financings.

During 2019, the Company raised net proceeds of approximately $5.2 million from the issuance of approximately 180,000 shares of common stock pursuant to its at-the-market equity offering program.

At March 5, 2020, One Liberty’s available liquidity was $67.7 million, including $7.3 million of cash and cash equivalents (net of the credit facility’s required $3 million deposit maintenance balance) and up to $60.4 million available under its credit facility.

Dividends:

On March 13, 2020, the Board of Directors declared a quarterly dividend on the Company’s common stock of $0.45 per share.  The dividend is payable April 7, 2020 to stockholders of record on March 24, 2020.

Share Buyback Program:

The Company is authorized to repurchase up to $7.5 million pursuant to  its share buyback program. Through March 13, 2020, no shares have been repurchased pursuant to this program.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds from Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance.  FFO is defined in the White Paper as net income (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments in entities where the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis.  In computing FFO, OLP does not add back to net income the amortization of costs in connection with its financing activities or depreciation of non-real estate assets.

One Liberty computes AFFO by adjusting from FFO for straight-line rent accruals and amortization of lease intangibles, deducting lease termination fees and adding back amortization of restricted stock and restricted stock unit compensation expense, amortization of costs in connection with its financing activities (including its share of its unconsolidated joint ventures) and debt prepayment costs. Since the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO varies from one REIT to another.

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. FFO and AFFO should not be considered to be an alternative to net income as a reliable measure of our operating performance nor as an alternative to cash flows as measures of liquidity. FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs.

Management recognizes that there are limitations in the use of FFO and AFFO. In evaluating the Company’s performance, management is careful to examine GAAP measures such as net income and cash flows from operating, investing and financing activities.

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 and in particular “Item 1A. Risk Factors” included therein. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The Company acquires, owns and manages a geographically diversified portfolio consisting primarily of industrial, retail, restaurant, health and fitness, and theater properties. Many of these properties are subject to long term net leases under which the tenant is typically responsible for the property’s real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	December 31,
	2019	2018

ASSETS
Real estate investments, at cost	$835,837	$829,143
Accumulated depreciation	(135,302)	(123,684)
Real estate investments, net	700,535	705,459

Investment in unconsolidated joint ventures	11,061	10,857
Cash and cash equivalents	11,034	15,204
Restricted cash	-	1,106
Unbilled rent receivable	15,037	13,722
Unamortized intangible lease assets, net	26,068	26,541
Other assets	10,894	8,023
Total assets	$774,629	$780,912

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net of $4,438 and $4,298 of deferred financing costs, respectively	$435,840	$418,798
Line of credit-outstanding, net of $619 and $312 of deferred financing costs, respectively	10,831	29,688
Unamortized intangible lease liabilities, net	12,421	14,013
Other liabilities	23,553	19,818
Total liabilities	482,645	482,317

Total One Liberty Properties, Inc. stockholders' equity	290,763	297,146
Non-controlling interests in consolidated joint ventures	1,221	1,449
Total equity	291,984	298,595
Total liabilities and equity	$774,629	$780,912

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues:
Rental income, net	$21,498	$20,270	$83,786	$78,754
Lease termination fees	950	-	950	372
Total revenues	22,448	20,270	84,736	79,126

Operating expenses:
Depreciation and amortization	5,673	8,051	22,026	24,155
General and administrative	3,123	2,938	12,442	11,937
Real estate expenses	3,530	3,592	14,074	11,596
State taxes	93	83	348	370
Total operating expenses	12,419	14,664	48,890	48,058

Other operating income
Gain (loss) on sale of real estate, net	684	(1,731)	4,327	5,262
Operating income	10,713	3,875	40,173	36,330

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	48	588	16	1,304
Equity in earnings from sale of unconsolidated joint venture properties	-	-	-	2,057
Prepayment costs on debt	(625)	-	(827)	-
Other (loss) income	(10)	703	8	720
Interest:
Expense	(4,992)	(4,667)	(19,831)	(17,862)
Amortization and write-off of deferred financing costs	(256)	(316)	(995)	(985)

Net income	4,878	183	18,544	21,564
Net income attributable to non-controlling interests	(68)	(33)	(533)	(899)

Net income attributable to One Liberty Properties, Inc.	$4,810	$150	$18,011	$20,665

Net income (loss) per share attributable to common stockholders-diluted	$0.23	$(0.01)	$0.88	$1.05

Funds from operations - Note 1	$9,910	$10,052	$36,579	$38,879
Funds from operations per common share-diluted - Note 2	$0.50	$0.52	$1.84	$2.02

Adjusted funds from operations - Note 1	$10,539	$10,126	$39,377	$41,059
Adjusted funds from operations per common share-diluted - Note 2	$0.53	$0.52	$1.98	$2.13

Weighted average number of common shares outstanding:
Basic	19,245	18,733	19,090	18,575
Diluted	19,266	18,748	19,119	18,588

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Note 1:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$4,810	$150	$18,011	$20,665
Add: depreciation and amortization of properties	5,541	7,946	21,574	23,792
Add: our share of depreciation and amortization of unconsolidated joint ventures	131	146	527	709
Add: amortization of deferred leasing costs	132	105	452	363
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	4	-	18	-
Deduct (add): gain (loss) on sale of real estate, net	(684)	1,731	(4,327)	(5,262)
Deduct: equity in earnings from sale of unconsolidated joint venture properties	-	-	-	(2,057)
Adjustments for non-controlling interests	(24)	(26)	324	669

NAREIT funds from operations applicable to common stock	9,910	10,052	36,579	38,879

Deduct: straight-line rent accruals and amortization of lease intangibles	(377)	(559)	(1,876)	(1,491)
Deduct: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	(7)	(551)	(62)	(539)
Deduct: lease terminaton fee income	(950)	-	(950)	(372)
Add: amortization of restricted stock compensation	1,036	857	3,870	3,510
Add: prepayment costs on debt	666	-	827	-
Add: amortization and write-off of deferred financing costs	257	316	995	985
Add: our share of amortization and write-off of deferred financing costs of unconsolidated joint ventures	4	4	17	45
Adjustments for non-controlling interests	-	7	(23)	42

Adjusted funds from operations applicable to common stock	$10,539	$10,126	$39,377	$41,059

Note 2:
NAREIT funds from operations is summarized in the following table:
GAAP net income (loss) attributable to One Liberty Properties, Inc.	$0.23	$(0.01)	$0.88	$1.05
Add: depreciation and amortization of properties	0.28	0.42	1.11	1.24
Add: our share of depreciation and amortization of unconsolidated joint ventures	0.01	0.01	0.03	0.04
Add: amortization of deferred leasing costs	0.01	0.01	0.02	0.02
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	-	-	-	-
Deduct (add): gain (loss) on sale of real estate, net	(0.03)	0.09	(0.22)	(0.27)
Deduct: equity in earnings from sale of unconsolidated joint venture properties	-	-	-	(0.10)
Adjustments for non-controlling interests	-	-	0.02	0.04

NAREIT funds from operations per share of common stock-diluted (a)	0.50	0.52	1.84	2.02

Deduct: straight-line rent accruals and amortization of lease intangibles	(0.01)	(0.03)	(0.10)	(0.07)
Deduct: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	-	(0.03)	-	(0.03)
Deduct: lease terminaton fee income	(0.05)	-	(0.05)	(0.02)
Add: amortization of restricted stock compensation	0.05	0.04	0.20	0.18
Add: prepayment costs on debt	0.03	-	0.04	-
Add: amortization and write-off of deferred financing costs	0.01	0.02	0.05	0.05
Add: our share of amortization and write-off of deferred financing costs of unconsolidated joint ventures	-	-	-	-
Adjustments for non-controlling interests	-	-	-	-

Adjusted funds from operations per share of common stock-diluted (a)	$0.53	$0.52	$1.98	$2.13

(a)	The weighted average number of diluted common shares used to compute FFO and AFFO applicable to common stock includes unvested restricted shares that are excluded from the computation of diluted EPS.